EXHIBIT (99i)

HON INDUSTRIES Inc.               P.O. Box 1109, Muscatine, Iowa 52761-7109

NEWS RELEASE

For Information Contact: David Stuebe, Vice President and CFO (319)264-7400
                   Beth Coronelli, Investor Relations Manager (319)264-7992


HON INDUSTRIES ACQUIRES BEVIS CUSTOM FURNITURE, INC.

 Muscatine, IA (November 13, 1997) - HON INDUSTRIES Inc. (NASDAQ: HONI) today announced that is has finalized the acquisition of BEVIS Custom Furniture, Inc., a wholly owned subsidiary of Hunt Corporation. BEVIS is a manufacturer of affordably priced office furniture with 1996 sales of $62M.

 Jack Michaels, Chairman, President and CEO of HON INDUSTRIES, said, "BEVIS is a well-established brand and the acquisition will enhance our presence in the value segment of the office furniture industry and offer our distribution partners an even wider variety of products."

 BEVIS will operate as part of The HON Company, HON INDUSTRIES' value-priced office furniture operating company.

 HON INDUSTRIES Inc. is the nation's largest producer of value-priced office furniture, and the fourth largest manufacturer and marketer of office furniture in the U.S. It is also the nation's largest manufacturer and marketer of fireplaces under its HEATILATOR and HEAT-N-GLO brand names.

 For further information on HON INDUSTRIES free of charge via FAX, dial 1-800-PRO-INFO and enter the ticker symbol HONI or visit the HON INDUSTRIES world wide web page at http://www.honi.com.



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